Assured Guaranty Ltd. Reports Results for Third Quarter 2017

•	Net income was $208 million, or $1.72 per share, for third quarter 2017, compared with $479 million, or $3.60 per share, for third quarter 2016.

•	Operating income[1] (non-GAAP) was $156 million, or $1.29 per share, for third quarter 2017, compared with $497 million, or $3.74 per share, for third quarter 2016.

•	Shareholders' equity per share, non-GAAP operating shareholders' equity[1] per share and non-GAAP adjusted book value[1] per share reached new records at $58.32, $55.87 and $74.78, respectively.

•	On November 1, 2017, the Board of Directors approved an incremental $300 million share repurchase authorization. Share repurchases totaled $80 million, or 1.8 million shares, in third quarter 2017.

Hamilton, Bermuda, November 2, 2017 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended September 30, 2017 (third quarter 2017).

1 Please see “Explanation of Non-GAAP Financial Measures.” When a financial measure is described as "operating," it is a non-GAAP financial measure. Starting in fourth quarter 2016, based on the U.S. Securities and Exchange Commission (the SEC) 2016 Compliance and Disclosure Interpretations on non-GAAP financial measures, the Company is no longer adjusting for FG VIE consolidation in its non-GAAP financial measures. The comparable non-GAAP financial measures for prior periods have been updated to reflect the revised calculation. The Company has separately disclosed the effect of FG VIE consolidation that is now included in its non-GAAP financial measures.

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	September 30,
	2017	2016

Net income	$208	$479
Operating income (non-GAAP)(1)	156	497
Gain (loss) related to the effect of consolidating financial guaranty variable interest entities (FG VIE consolidation) included in operating income	(1)	(11)

Net income per diluted share	$1.72	$3.60
Operating income (non-GAAP)(1) per diluted share	1.29	3.74
Gain (loss) related to FG VIE consolidation included in operating income per diluted share	(0.01)	(0.09)

Diluted shares	120.7	132.8

Gross written premiums (GWP)	$45	$16
Present value of new business production (PVP)(1)	43	50
Gross par written	3,417	4,687

Summary Financial Results (continued)
(in millions, except per share amounts)

	As of
	September 30, 2017		December 31, 2016
	Amount	Per Share	Amount	Per Share

Shareholders' equity	$6,878	$58.32	$6,504	$50.82
Non-GAAP operating shareholders' equity (1)	6,590	55.87	6,386	49.89
Non-GAAP adjusted book value (1)	8,820	74.78	8,506	66.46
Gain (loss) related to FG VIE consolidation included in non-GAAP operating shareholders' equity	3	0.01	(7)	(0.06)
Gain (loss) related to FG VIE consolidation included in non-GAAP adjusted book value	(13)	(0.11)	(24)	(0.18)

Common shares outstanding	117.9		128.0
________________________________________________

(1)
Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release. The prior-year's quarterly non-GAAP financial measures have been updated to reflect the revised calculation as discussed in “Explanation of Non-GAAP Financial Measures.”

“Assured Guaranty delivered a solid performance during the third quarter,” said Dominic Frederico, Chairman and CEO of Assured Guaranty. “We continued to lead the new issue U.S. municipal bond insurance market in both par and transactions insured. We successfully executed our alternative strategies by completing important investment and commutation transactions, and we continued to repurchase shares for capital management purposes. Our shareholders’ equity, non-GAAP operating shareholders’ equity and non-GAAP adjusted book value all set per-share records.”
Third Quarter Results

GAAP Financial Information

Net income for third quarter 2017 was $208 million, compared with net income of $479 million for the three-month period ended September 30, 2016 (third quarter 2016). Net income in both third quarter 2017 and third quarter 2016 had significant gains attributable to our strategic initiatives. Third quarter 2017 included pretax commutation gains of $255 million related to the reassumption of previously ceded contracts. Third quarter 2016 included a pretax gain of $259 million related to the acquisition of CIFG Holding Inc. (CIFG Acquisition). Excluding the commutation gain and the gain on acquisition, net income decreased in third quarter 2017 compared with third quarter 2016 due mainly to higher loss and loss adjustment expenses (LAE), and lower net earned premiums.

Loss and LAE was $223 million in third quarter 2017, compared with a benefit of $9 million in third quarter 2016. The expense in third quarter 2017 was due mainly to the increase in loss reserves on Puerto Rico exposures. The benefit in third quarter 2016 was due primarily to changes in discount rates, and the purchase of insured bonds to mitigate losses, which was partially offset by an increase in loss reserves on certain Puerto Rico exposures.

Net earned premiums were $186 million in third quarter 2017, compared with $231 million in third quarter 2016. The decrease was due primarily to lower premium accelerations from refundings and terminations.

Fair value gains on credit derivatives were $58 million in third quarter 2017, and were attributable primarily to the termination of several transactions, the run off of net par outstanding and the Company's credit risk. Fair value gains on credit derivatives in third quarter 2016 were $21 million and were generated primarily by the termination of several transactions and price improvements on the underlying collateral. Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

The lower effective tax rate in third quarter 2016, compared with third quarter 2017, was primarily due to the non-taxable bargain purchase gain from the CIFG Acquisition in third quarter 2016.

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	September 30,
	2017	2016
Revenues:
Net earned premiums	$186	$231
Net investment income	99	94
Net realized investment gains (losses)	7	(2)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	(1)	15
Net unrealized gains (losses)	59	6
Net change in fair value of credit derivatives	58	21
Fair value gains (losses) on committed capital securities (CCS)	(4)	(23)
Fair value gains (losses) on FG VIEs	3	(11)
Bargain purchase gain and settlement of pre-existing relationships	—	259
Other income (loss)	274	(3)
Total revenues	623	566
Expenses:
Loss and LAE	223	(9)
Amortization of deferred acquisition costs	5	4
Interest expense	24	26
Other operating expenses	58	65
Total expenses	310	86
Income (loss) before income taxes	313	480
Provision (benefit) for income taxes	105	1
Net income (loss)	$208	$479

Economic Loss Development

The economic development in third quarter 2017 was a loss of $204 million. The development was primarily related to Puerto Rico, which sustained major damage during Hurricane Maria. This was partially offset by a $19 million benefit in United States (U.S.) residential mortgage-backed securities that was mainly attributable to the improvement in the performance of the underlying collateral. The economic loss development attributable to the increase in discount rates was a benefit of $6 million for third quarter 2017.

Roll Forward of Net Expected Loss to be Paid (1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of June 30, 2017	Economic Loss Development/ (Benefit)	Losses (Paid)/ Recovered	Net Expected Loss to be Paid (Recovered) as of September 30, 2017

Public finance	$1,086	$229	$(222)	$1,093
U.S. residential mortgage-backed securities	182	(19)	13	176
Other structured finance	29	(6)	0	23
Total	$1,297	$204	$(209)	$1,292
________________________________________________

(1)
Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under accounting principles generally accepted in the United States of America (GAAP).

New Business Production
(in millions)

	Quarter Ended September 30,
	2017			2016
	GWP	PVP(1)	Gross Par Written	GWP	PVP(1)	Gross Par Written

Public finance - U.S.	$37	$39	$3,328	$24	$25	$3,459
Public finance - non - U.S.	8	4	89	(9)	2	164
Structured finance - U.S.	1	0	—	1	23	1,064
Structured finance - non-U.S.	(1)	—	—	0	—	—
Total	$45	$43	$3,417	$16	$50	$4,687
________________________________________________

(1)	Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

GWP include amounts collected upfront on new business written, the present value of future premiums on new financial guaranty business written (discounted at risk free rates), as well as the effects of changes in the estimated lives of transactions in the inforce book of financial guaranty business. In third quarter 2017, U.S. public finance GWP increased to $37 million from $24 million in third quarter 2016, due primarily to increased PVP.

U.S. public finance PVP increased in third quarter 2017 compared with the comparable prior-year period due to higher par written in the secondary market. Assured Guaranty's secondary market PVP increased by more than four times compared with third quarter 2016. Assured Guaranty once again guaranteed the majority of insured par issued while maintaining an A- average rating on new business written.

Outside the U.S., the Company generated $4 million of public finance PVP in third quarter 2017. The two transactions written in third quarter 2017 were secondary market guarantees on regulated utilities.

Other Non-GAAP Financial Measures

Non-GAAP operating income was $156 million in third quarter 2017, compared with $497 million in third quarter 2016. Similar to net income results, operating income in third quarter 2017 included pretax commutation gains of $255 million, and third quarter 2016 included a pretax gain of $259 million related to the CIFG Acquisition. Excluding the commutation gain and the gain on acquisition, operating income decreased in third quarter 2017 compared with third quarter 2016 due mainly to higher loss and LAE, and lower net earned premiums.

Operating loss and LAE was $224 million in third quarter 2017, compared with a benefit of $17 million in third quarter 2016. The components of operating loss and LAE are similar to loss and LAE discussed above. Net earned premiums included in operating income are the same as those for net income discussed above.

The effects of FG VIE consolidation included in operating income (non-GAAP) were losses of $1 million in third quarter 2017 and $11 million in third quarter 2016. As discussed in "Explanation of Non-GAAP Financial Measures," the Company revised its calculation of non-GAAP measures, in fourth quarter 2016, in response to the SEC's May 17, 2016 release of updated Compliance and Disclosure Interpretations of the rules and regulations on the use of non-GAAP financial measures (the May 2016 C&DIs), to include FG VIE consolidation in its non-GAAP measures.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

First quarter 2017	$216	5.43	$39.83
Second quarter 2017	135	3.46	39.05
Third quarter 2017	80	1.85	43.29
Fourth quarter 2017 (through November 2)	20	0.53	37.48
Total 2017	$451	11.27	$40.05

From 2013 through November 2, 2017, the Company repurchased 79.9 million common shares at an average price of $27.11, representing approximately 41% of the total shares outstanding at the beginning of the repurchase program in 2013. On November 1, 2017, the Board of Directors approved an incremental $300 million share repurchase authorization. The remaining authorization is $398 million as of November 2, 2017. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

As in the past, the Company's execution of its capital management strategy is contingent upon its available free cash and the capital position of the parent company, market conditions, the maintenance of its strong financial strength ratings and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	September 30, 2017	December 31, 2016
Assets
Investment portfolio:
Fixed maturity securities, available-for-sale, at fair value	$10,546	$10,233
Short-term investments, at fair value	949	590
Other invested assets	96	162
Total investment portfolio	11,591	10,985
Cash	72	118
Premiums receivable, net of commissions payable	922	576
Ceded unearned premium reserve	108	206
Deferred acquisition costs	105	106
Reinsurance recoverable on unpaid losses	39	80
Salvage and subrogation recoverable	497	365
Credit derivative assets	3	13
Deferred tax asset, net	135	497
Current income tax receivable	72	12
FG VIE assets, at fair value	707	876
Other assets	398	317
Total assets	$14,649	$14,151
Liabilities and shareholders' equity
Liabilities
Unearned premium reserve	$3,597	$3,511
Loss and LAE reserve	1,326	1,127
Reinsurance balances payable, net	45	64
Long-term debt	1,292	1,306
Credit derivative liabilities	305	402
FG VIE liabilities with recourse, at fair value	657	807
FG VIE liabilities without recourse, at fair value	111	151
Other liabilities	438	279
Total liabilities	7,771	7,647
Shareholders' equity
Common stock	1	1
Additional paid-in capital	637	1,060
Retained earnings	5,913	5,289
Accumulated other comprehensive income	326	149
Deferred equity compensation	1	5
Total shareholders' equity	6,878	6,504
Total liabilities and shareholders' equity	$14,649	$14,151

Explanation of Non-GAAP Financial Measures

To reflect the key financial measures that management analyzes in evaluating the Company’s operations and progress towards long-term goals, the Company discloses both financial measures determined in accordance with GAAP and financial measures not determined in accordance with GAAP (non-GAAP financial measures).

Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of Assured Guaranty.

By disclosing non-GAAP financial measures, the Company gives investors, analysts and financial news reporters access to information that management and the Board of Directors review internally. Assured Guaranty believes its presentation of non-GAAP financial measures, along with the effect on those measures of consolidating FG VIEs (FG VIE consolidation), provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate certain variable interest entities (VIEs) that have issued debt obligations insured by the Company. However, the Company does not own such VIEs and its exposure is limited to its obligation under its financial guaranty insurance contract. Therefore, the Company had previously removed the effect of FG VIE consolidation in its calculation of its non-GAAP financial measures. However, since fourth quarter 2016, based on the SEC's May 2016 compliance and disclosure interpretations, the Company no longer removes the effect of FG VIE consolidation from its publicly disclosed non-GAAP financial measures. This change affects the Company's calculation of operating income (non-GAAP), operating ROE, non-GAAP operating shareholders’ equity and non-GAAP adjusted book value. Wherever possible, the Company has separately disclosed the effect of FG VIE consolidation. The prior-year quarterly non-GAAP financial measures have been updated to reflect the revised calculation.

Management and the Board of Directors use non-GAAP financial measures adjusted to remove FG VIE consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses these core financial measures in its decision making process and in its calculation of certain components of management compensation.

Many investors, analysts and financial news reporters use non-GAAP operating shareholders’ equity, adjusted to remove the effect of FG VIE consolidation, as the principal financial measure for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Many of the Company’s fixed income investors also use this measure to evaluate the Company’s capital adequacy.

Many investors, analysts and financial news reporters also use non-GAAP adjusted book value, adjusted to remove the effect of FG VIE consolidation, to evaluate AGL’s share price and as the basis of their decision to recommend, buy or sell the AGL common shares. Operating income adjusted for the effect of FG VIE consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The core financial measures that the Company uses to help determine compensation are: (1) non-GAAP operating income, adjusted to remove the effect of FG VIE consolidation, (2) non-GAAP operating shareholders' equity, adjusted to remove the effect of FG VIE consolidation, (3) growth in non-GAAP adjusted book value per share, adjusted to remove the effect of FG VIE consolidation, and (4) PVP.

The following paragraphs and tables define each non-GAAP financial measure disclosed by the Company and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Operating Income (non-GAAP)

Management believes that operating income is a useful measure because it clarifies the understanding of the underwriting results and financial condition of the Company and presents the results of operations of the Company excluding the fair value adjustments on credit derivatives and CCS that are not expected to result in economic gain or loss, as well as other adjustments described below. Management adjusts operating income further by removing FG VIE consolidation to arrive at its core operating income measure. Operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)
Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company's credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

4)
Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)	Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Summary Reconciliation of
GAAP Net Income to Operating Income (non-GAAP) (1)
(in millions)

	Quarter Ended
	September 30,
	2017	2016

Net income (loss)	$208	$479
Less pre-tax adjustments:
Realized gains (losses) on investments	7	(2)
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	55	(4)
Fair value gains (losses) on CCS	(4)	(23)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	18	(2)
Total pre-tax adjustments	76	(31)
Less tax effect on pre-tax adjustments	(24)	13
Operating income (non-GAAP)	$156	$497

Gain (loss) related to FG VIE consolidation (net of tax benefit of $1 and $6) included in operating income	$(1)	$(11)
________________________________________________

(1)
The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP. The prior-year non-GAAP financial measures have been updated to reflect the revised calculation as discussed above.

Operating Income Adjustments and
Effect of FG VIE Consolidation
(in millions)

	Quarter Ended		Quarter Ended
	September 30, 2017		September 30, 2016
	Operating Income Adjustments (1)	Effect of FG VIE Consolidation (2)	Operating Income Adjustments (1)	Effect of FG VIE Consolidation (2)
Adjustments to revenues:
Net earned premiums	$—	$(4)	$—	$(4)
Net investment income	—	(2)	1	(2)
Net realized investment gains (losses)	7	—	(2)	—
Net change in fair value of credit derivatives	54	—	3	—
Fair value gains (losses) on CCS	(4)	—	(23)	—
Fair value gains (losses) on FG VIEs	—	3	—	(11)
Other income (loss)	18	0	(2)	0
Total revenue adjustments	75	(3)	(23)	(17)
Adjustments to expenses:
Loss expense	(1)	(1)	8	0
Total expense adjustments	(1)	(1)	8	0
Pre-tax adjustments	76	(2)	(31)	(17)
Tax effect of adjustments	24	(1)	(13)	(6)
After-tax adjustments	$52	$(1)	$(18)	$(11)
________________________________________________

(1)	The "Operating Income Adjustments" column represents the amounts recorded in the consolidated statements of operations that the Company removes to arrive at operating income.

(2)
The "Effect of FG VIE Consolidation" column represents the amounts included in the consolidated statements of operations and operating income (non-GAAP) that the Company removes to arrive at the core financial measures that management uses in certain of its compensation calculations and its decision making process.

Non-GAAP Operating Shareholders’ Equity and Non-GAAP Adjusted Book Value

Management believes that non-GAAP operating shareholders’ equity is a useful measure because it presents the equity of the Company excluding the fair value adjustments on investments, credit derivatives and CCS, that are not expected to result in economic gain or loss, along with other adjustments described below. Management adjusts non-GAAP operating shareholders’ equity further by removing FG VIE consolidation to arrive at its core operating shareholders' equity and core adjusted book value.

Non-GAAP operating shareholders’ equity is the basis of the calculation of non-GAAP adjusted book value (see below). Non-GAAP operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)
Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)
Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3)
Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

4) Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses non-GAAP adjusted book value, adjusted for FG VIE consolidation, to measure the intrinsic value of the Company, excluding franchise value. Growth in non-GAAP adjusted book value per share, adjusted for FG VIE consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that non-GAAP adjusted book value is a useful measure because it enables an evaluation of the net present value of the Company’s in-force premiums and revenues net of expected losses. Non-GAAP adjusted book value is non-GAAP operating shareholders’ equity, as defined above, further adjusted for the following:

1)	Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)	Addition of the net present value of estimated net future revenue on non-financial guaranty contracts. See below.

3)
Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums, net of expected losses to be expensed, which are not reflected in GAAP equity.

4) Elimination of the tax asset or liability related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in non-GAAP adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current non-GAAP adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders' Equity to
Non-GAAP Operating Shareholders' Equity (1) and Non-GAAP Adjusted Book Value (1)
(in millions, except per share amounts)

	As of
	September 30, 2017	December 31, 2016

Shareholders' equity	$6,878	$6,504
Less pre-tax adjustments:
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(129)	(189)
Fair value gains (losses) on CCS	58	62
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	506	316
Less taxes	(147)	(71)
Non-GAAP operating shareholders' equity	6,590	6,386
Pre-tax adjustments:
Less: Deferred acquisition costs	106	106
Plus: Net present value of estimated net future revenue	144	136
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,091	2,922
Plus taxes	(899)	(832)
Non-GAAP adjusted book value	$8,820	$8,506

Gain (loss) related to FG VIE consolidation included in non-GAAP operating shareholders' equity (net of tax (provision) benefit of $(1) and $4)	$3	$(7)
Gain (loss) related to FG VIE consolidation included in non-GAAP adjusted book value (net of tax benefit of $7 and $12)	$(13)	$(24)

Shares outstanding at the end of the period	117.9	128.0

Per share:
Shareholders' equity	$58.32	$50.82
Non-GAAP operating shareholders' equity	55.87	49.89
Non-GAAP adjusted book value	74.78	66.46
________________________________________________

(1)	The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of future estimated revenue for non-financial guaranty insurance contracts. There is no corresponding GAAP financial measure. This amount represents the present value of estimated future revenue from the Company’s non-financial guaranty contracts, net of reinsurance, ceding commissions and premium taxes, for contracts without expected economic losses, and is discounted at 6%. Estimated net future revenue may change from period to period due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as premium supplements and additional installment premium on existing contracts as to which the issuer has the right to call the insured obligation but has not exercised such right, whether in insurance or credit derivative contract form, which management believes GAAP gross written premiums and the net credit derivative premiums received and receivable portion of net realized gains and other settlements on credit derivatives (Credit Derivative Realized Gains (Losses)) do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums, discounted, in each case, at 6%. Under GAAP, financial guaranty installment premiums are discounted at a risk free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction. Actual future earned or written premiums and Credit Derivative Realized Gains (Losses) may differ from PVP due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP (1)
(in millions)

	Quarter Ended
	September 30, 2017
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$37	$8	$1	$(1)	$45
Less: Installment GWP and other GAAP adjustments(2)	2	8	1	(1)	10
Upfront GWP	35	—	—	—	35
Plus: Installment premium PVP	4	4	0	—	8
PVP	$39	$4	$0	$—	$43

	Quarter Ended
	September 30, 2016
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$24	$(9)	$1	$0	$16
Less: Installment GWP and other GAAP adjustments(2)	(1)	(9)	1	0	(9)
Upfront GWP	25	—	—	—	25
Plus: Installment premium PVP	0	2	23	—	25
PVP	$25	$2	$23	$—	$50
________________________________________________

(1)	The non-GAAP financial measures presented in the table above should not be considered a substitute for financial results and measures determined or calculated in accordance with GAAP.

(2)
Includes present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions, any cancellations of assumed reinsurance contracts, and other GAAP adjustments.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, November 3, 2017. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through February 2, 2018. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10113666. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's September 30, 2017 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/investor-information/by-company/assured-guaranty-ltd, for more information on the Company's financial guaranty portfolio, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 3Q 2017,” which lists the U.S. public finance new issues insured by the Company in third quarter 2017, and

•	“Structured Finance Transactions at September 30, 2017,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “September 30, 2017 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

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Assured Guaranty Ltd. is a publicly traded (NYSE: AGO) Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of non-GAAP adjusted book value, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance;
rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s subsidiaries have insured; developments in the world’s financial and capital markets that adversely affect obligors’ payment rates, Assured Guaranty’s loss experience, or its exposure to refinancing risk in transactions (which could result in substantial liquidity claims on its guarantees); the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates; increased competition, including from new entrants into the financial guaranty industry; rating agency action on obligors, including sovereign debtors, resulting in a reduction in the value of securities in Assured Guaranty's investment portfolio and in collateral posted by and to Assured Guaranty; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in the world’s credit markets, segments thereof, interest rates or general economic conditions; the impact of market volatility on the mark-to-market of Assured Guaranty’s contracts written in credit default swap form; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; the impact of changes in the world’s economy and credit and currency markets and in applicable laws or regulations relating to the decision of the United Kingdom to exit the European Union; the possibility that acquisitions or alternative investments made by Assured Guaranty do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; deterioration in the financial condition of Assured Guaranty’s reinsurers, the amount and timing of reinsurance recoverables actually received and the risk that reinsurers may dispute amounts owed to Assured Guaranty under its reinsurance agreements; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes; other risk factors identified in AGL's filings with the U.S. Securities and Exchange Commission; other risks and uncertainties that have not been identified at this time; and management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of November 2, 2017, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@agltd.com